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                                                                    EXHIBIT 23.2



   INDEPENDENT AUDITORS' CONSENT



   We consent to the incorporation by reference in this Registration Statement of Forstmann & Company, Inc. on Form S-3 of the reports of Deloitte & Touche dated December 9, 1993 (which express an unqualified opinion and include an explanatory paragraph discussing the quasi-reorganization and the adoption of Statement of Financial Accounting Standards No. 109) included in the Annual Report on Form 10-K of Forstmann & Company, Inc. for the year ended October 31, 1993. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



   /s/Deloitte & Touche LLP



   Atlanta, Georgia
   November 7, 1994